Exhibit 99.2

FOR IMMEDIATE RELEASE

Upsher-Smith Laboratories, Inc. Contact:

Phill Dritsas, Phone: 763-315-2169

Unigene Investor Contact:

The Investor Relations Group

Damian McIntosh/Dian Griesel, Ph.D.

Media Contact: Janet Vasquez

Phone: 212-825-3210

Upsher-Smith launches NEW Fortical® Nasal Spray

for postmenopausal osteoporosis

Minneapolis, Minnesota. August 16, 2005—Upsher-Smith Laboratories, Inc. announces the launch of new Fortical® calcitonin- salmon (rDNA origin) Nasal Spray, an effective treatment option for postmenopausal osteoporosis in women greater than 5 years postmenopause with low bone mass relative to healthy premenopausal women. Upsher-Smith commercializes the product today with shipments to the retail and wholesale trade, and will begin aggressively promoting to physicians through sales force detailing, national conventions, professional advertising and other promotion. Fortical® was developed, and will be manufactured for Upsher-Smith by Unigene Laboratories, Inc. (OTCBB:UGNE). Unigene announced FDA approval of Fortical® on August 15, 2005.

“Fortical® presents an exciting new option for women with postmenopausal osteoporosis,” says Phill Dritsas, Vice President, Marketing and Sales for Upsher-Smith. “Fortical® represents a pharmaceutically equivalent nasal calcitonin-salmon that provides a significant cost savings compared to the existing therapy. Further, Fortical® allows Upsher-Smith the opportunity to capitalize on our unique ability to offer an economical alternative and support physicians, retailers and managed care. Fortical® will conveniently fit into a woman’s normal routine and can be taken before, during, or even after meals. The convenience of Fortical® may be just what many patients need to help diminish progressive osteoporotic bone loss.”

New Fortical® Nasal Spray contains the active ingredient calcitonin-salmon. Calcitonin-salmon has been proven to produce statistically significant increases in lumbar vertebral bone mineral density (BMD) at just 6 months compared to placebo, with persistence at this level for up to 2 years of observation.1 Calcitonin-salmon has also been shown to increase hip BMD, at 12 months compared to placebo1.

Mark Evenstad, Vice Chairman and President, reflects on the company’s pledge to market effective products to meet the ever-changing needs of both physicians and patients. “We continually strive to ensure the highest quality of our products. Fortical® is manufactured with a unique, patented recombinant DNA technology and safely treats postmenopausal osteoporosis with no reported serious drug-related gastrointestinal or esophageal adverse events.”1

“We are impressed that Upsher-Smith has launched Fortical® so rapidly following FDA approval,” commented Dr. Warren P. Levy, President and CEO of Unigene. “Upsher-Smith’s commitment to Fortical® is clear and we are enthusiastic about the product’s commercial prospects.”

New Fortical® Nasal Spray is available now, with a prescription, and is recommended in conjunction with adequate intake of calcium and vitamin D. Periodic nasal examinations are recommended; if nasal ulceration occurs, discontinue treatment until healed. Because calcitonin-salmon is a protein, the possibility of systemic allergic reaction exists. For more information and complete product information/most common adverse events for Fortical® Nasal Spray, visit www.upsher-smith.com or call 1-800-654-2299.

About Upsher-Smith: Upsher-Smith Laboratories, Inc. is a fully integrated pharmaceutical company that manufactures and markets prescription pharmaceutical, OTC and cosmetic products. Upsher-Smith is also actively involved in licensing innovative compounds that are in clinical development. For more information about Upsher-Smith Laboratories, Inc., call 800-654-2299 or visit www.upsher-smith.com

About Unigene: Unigene Laboratories, Inc. is a biopharmaceutical company focusing on the oral and nasal delivery of large-market peptide drugs. Due to the size of the worldwide osteoporosis market, Unigene is targeting its initial efforts on developing calcitonin and PTH-based therapies. Unigene has licensed worldwide rights for its oral PTH technology to GlaxoSmithKline. Unigene’s patented oral delivery technology has successfully delivered, in preclinical and/or clinical trials, various peptides including calcitonin, PTH and insulin. Unigene’s patented manufacturing technology is designed to cost-effectively produce peptides in quantities sufficient to support their worldwide commercialization as oral or nasal therapeutics. For more information about Unigene, call (973) 882-0860 or visit www.unigene.com.

References: 1. Fortical® calcitonin-salmon (rDNA origin) Nasal Spray product information.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements regarding us and our business, financial condition, results of operations and prospects. Such forward-looking statements include those which express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. We have based these forward-looking statements on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include statements about the following: general economic and business conditions, our financial condition, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the uncertainty of results of animal and human testing, the risk of product liability and liability for human trials, our dependence on patents and other proprietary rights, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, the failure to obtain regulatory approvals for our products and other risk factors discussed in our Securities and Exchange Commission filings.. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors.